Exhibit 10.5

Tenancy Agreement of

Room 01B-03, 15th Floor (actual property floor is 12th Floor)

between

頂杰（上海）置業有限公司

(Ting Jie (Shanghai) Property Company Limited)

and

創八坊企業管理（上海）有限公司

(Chuangbafang Enterprise Management (Shanghai) Company Limited)

The parties to this contract are:

Lessor (Party A): 頂杰（上海）置業有限公司 (Ting Jie (Shanghai) Property Company Limited)

Lessee (Party B): 創八坊企業管理（上海）有限公司 (Chuangbafang Enterprise Management (Shanghai) Company Limited) (The business license of Party B is attached as Appendix 4 of this contract)

According to the provisions of the Civil Code of the People's Republic of China, the Measures for the Administration of Commodity Housing Leasing, and other relevant laws and regulations, Party A and Party B, on the basis of equality, voluntariness, fairness, and good faith, have mutually agreed to enter into this contract regarding Party B's lease of the property that Party A can legally lease as follows:

Chapter 1	Definitions and explanations
Article 1	Leased properties

Party A leases to Party B the office units 01B-03 on the 15th floor (nominal floor, actual property floor is 12th floor) of 968 Beijing West Road, Jing An District, Shanghai (hereinafter referred to as ‘the building’) legally owned by Party A (hereinafter referred to as 'the property'). At the time of signing this contract, Party A has informed Party B that the property has been mortgaged.

Party B is fully aware that the nominal floor of the house described in this contract is arranged by Party A and may differ from the actual floor (i.e., the floor recorded in the Shanghai Real Estate Ownership Certificate). Party B will not make any claims or assert any other forms of rights against Party A due to any discrepancies between the nominal floor and the actual floor.

Article 2	Status of land use rights and property ownership certificate

The site of the building is located at Plot No. 968 Beijing West Road, Jing An District, Shanghai, with the land use designated for: comprehensive (hotel, office, commerce). The land use term is from 29 December 2002 to 28 December 2052.

The certificate number of the Shanghai Real Estate Ownership Certificate for the property is: Hu Fang Di Jing Zi (2013) No. 003674.

Article 3	Gross floor area
3.01	The property has a measured gross floor area (hereinafter referred to as ‘gross floor area’) of 552.18 sq.m according to the Government Land Survey Office. Party B has inspected the property on-site and agrees to accept the condition and size of the property. Both Party A and Party B hereby agree and confirm that even if the usable area of the property specified in this clause differs from the building area, usable area, or any other calculated area measured or registered by any person, organization, or authority, neither party shall adjust the rent, management fees, or any other payments calculated based on such area.

3.02

The lettable area of the property is defined as:

The lettable area of the property should be determined by Party A, and the relevant areas include:

(I) The entire thickness of the glass facade;

(II) Half the thickness of the partition wall separating the property from the adjoining office unit, and the full thickness of the external wall separating the property from the common area; and

(III) All partitions and columns in the property.

3.03	The specific location of the property is shown in red in Annex 1 'Floor Plan' of this contract (for identification purposes only).

3.04	The specific construction, renovation, and ancillary facilities of the property are detailed in Appendix II of this contract.

Article 4	Designated purpose

Party B undertakes to use the property solely for office purposes and promises to comply with the national and Shanghai municipal regulations regarding house usage and property management.

Party B shall not engage in any form of sales or related promotional activities within the property, nor shall Party B engage in any form of personal lending transactions (including internet personal finance) within the property or the building. During the contract period, without obtaining prior written consent from Party A and necessary approvals from relevant authorities, Party B shall not unilaterally change the agreed usage of the property. Party B acknowledges that the load on each floor should not exceed 300 kg per square meter.

Party A does not promise or guarantee that the property will be suitable for any specific type of business or the business that Party B will conduct, nor does it promise or guarantee that the address of the property can be used for the purpose of registration or incorporation of any entity for the business that Party B will conduct at the property. Party B shall be responsible for applying to the relevant authorities and/or government departments for all necessary licenses required for the type of business or trade activities it conducts. Party A shall not bear any liability for any reason if such licenses are not granted. If the housing authority or any other competent authority notifies Party A and/or Party B during the contract period that the property is prohibited from being used for the temporary purposes or business conducted by Party B, Party B shall immediately comply with such requirements upon receipt of such notification and indemnify Party A for all losses, damages, claims, suits, and legal proceedings incurred as a result of Party B's non-compliance with such requirements.

Article 5	Lease term
5.01	The lease term is for thirty-six (36) months starting from the commencement date agreed in this contract, i.e. from 01 August 2024 (commencement date) to 31 July 2027 (termination date).

5.02	Party B hereby expressly agrees to waive the right of first refusal to lease the property upon the expiration of the lease term and shall return the property on time. Upon the expiration of the lease term, Party A has the right to reclaim the property and lease it to others, and has the right to enter into a new contract with others starting after this lease term.

Article 6	Delivery
6.01	In view of this contract being a renewal of the original lease agreement for the said property signed by both parties on 04 June 2021 (hereinafter referred to as the 'Original Lease Agreement'), and in view of Party B having accepted the said property according to the provisions of the Original Lease Agreement, both Party A and Party B agree and irrevocably confirm that on the commencement date, the said property shall be deemed to have been delivered by Party A to Party B in full compliance with the terms stipulated in this contract.

6.02	After signing this contract, if Party B indicates at any time before the lease start date that they no longer wish to lease the property, Party A has the right to terminate this contract early, forfeit all the security deposits under the original lease contract, and claim all losses suffered by Party A due to Party B's breach of contract (including, but not limited to, the total amount of rent and management fees for the remaining term of this contract; restoration costs for the property; agency fees for finding a new tenant for the property; legal fees, notary fees (if any); miscellaneous fees, handling fees, etc.).

Article 7	Commencement date
That is 01 August 2024.

Article 8	Contract term
That is the lease term.

Article 9	Renovation period and rent-free period

The property has no renovation period.

On the condition that Party B complies with all the terms of this contract and the lease term of the property expires, Party A agrees to grant Party B a five (5) month rent-free period. During the rent-free period, Party B is not required to pay the rent stipulated in Article 10 of Chapter 1 of this contract to Party A, but Party B must still pay the management fees and other miscellaneous charges related to the property as described in Article 11 of Chapter 1 of this contract on time. The rent-free period is as follows:

From 01 August 2024 to 31 August 2024,

From 01 July 2025 to 31 July 2025,

From 01 January 2026 to 31 January 2026,

From 01 July 2027 to 31 July 2027, and

From 01 August 2024 to 31 August 2024,

Article 10	Rent

Party B shall pay Party A the rent for the property in advance each month, with a daily rent of RMB 9.5 per sq.m. on GFA basis including tax (of which the net daily rent is RMB 9.05 per sq.m. on GFA basis).

The monthly rent including tax is RMB 159,557.01 (in words: HKD 159,557 and 1 cent) (of which the net monthly rent is RMB 151,959.06 (in words: HKD 151,959 and 6 cents), and the VAT is RMB 7,597.95 (in words: HKD 7,597 and 95 cents)).

For the avoidance of doubt, the net rent does not include VAT, and the rent including tax includes VAT at the rate of 5% applicable at the time of signing this contract.

Article 11	Management fees and other miscellaneous charges
11.01	Party B shall pay the management fee to Party A or its then-engaged property management company (hereinafter referred to as the 'management unit') on a monthly basis (inclusive of air-conditioning charges during the standard air-conditioning service hours as stipulated in Section 5.01 of Chapter 4). The current management fee is RMB 36 per square meter per month, and the monthly management fee for the property is RMB 19,878.48 (in words: Renminbi nineteen thousand, eight hundred and seventy-eight dollars and forty-eight cents). For the avoidance of doubt, this amount is the total of the management fee including tax, which already includes the VAT on the management fee calculated at the VAT rate applicable at the time of signing this contract by Party A or the management unit.

11.02	Party B shall pay on time the communication fees (if any), water fees, electricity fees, or other value-added services, paid services fees, other fees agreed in this contract excluding rent and management fees, and any fees payable by Party B according to national or local laws (collectively referred to as 'Other Miscellaneous Fees').

11.03	Party A or the management unit has the right to appropriately adjust the management fees and other miscellaneous charges during the contract period due to rising operating costs and/or policy documents issued by government authorities, in order to maintain the quality of management of the building, provided that such adjustments do not violate relevant government regulations. In addition, Party A or the management unit has the right to adjust other miscellaneous fees such as water and electricity consumption costs during the contract period based on regulations, policies, and other documents issued by the relevant government authorities. Both parties confirm that the energy consumption costs will be adjusted from the date specified in the regulations, policies, and other documents issued by the government authorities.

11.04	Party B shall pay for water, electricity, telephone, and other expenses related to the property, as well as the relevant deposits (if applicable), in accordance with the regulations of Party A or the management unit. As for the arrangements and supply of the aforementioned items, Party B shall independently apply to Party A or the management unit, relevant government departments, or other institutions (if applicable), with all expenses to be borne by Party B.

11.05	If necessary, Party B can apply to Party A or the management unit for the installation of telephone lines and broadband network lines, and pay the relevant fees.

11.06	If Party B needs to install satellite TV or cable TV, it shall apply to Party A or the management unit for installation and connection, and pay the relevant fees.

11.07	If Party B intends to renovate the house again, then the drawing approval fee submitted by Party B is RMB 15 per square meter (minimum RMB 5,000), and the renovation deposit is RMB 20 per square meter (minimum RMB 10,000).

Article 12	Deposit
12.01	The security deposit for this contract is the total amount of the rent specified in Article 10 of Chapter 1 for three (3) months and the management fee specified in Article 11 of Chapter 1 for three (3) months, amounting to RMB 538,306.47 (in words: Five Hundred Thirty-Eight Thousand Three Hundred Six Yuan and Forty-Seven Cents).

12.02

Party B shall, on the date of signing this contract by both parties, pay the deposit specified in Article 12.01 of Chapter 1 to the account designated by Party A or any other account notified in writing at that time, to ensure Party B's compliance with this contract. Party A shall issue a receipt to Party B after receiving the deposit. The lease deposit paid by Party B to Party A under the original lease agreement (excluding interest), after offsetting the amounts payable by Party B under the original lease agreement and/or compensating Party A for any losses incurred due to Party B's breach of the original lease agreement and/or after Party A deducts the entire lease deposit as stipulated in the original lease agreement, the remaining balance (if any) will be used to offset an equivalent amount of the deposit payable by Party B under this agreement. The shortfall should be paid by Party B to Party A on the date of signing this contract.

Receive margin account (RMB)

戶名: 頂杰(上海)置業有限公司

Account Bank: Industrial and Commercial Bank of China Limited, Shanghai Jing'an Branch Business Hall

Account Number: 1001211329272111728

12.03	The margin should be held by Party A during the contract period without paying any interest to Party B. During the contract period, if Party B breaches any provision of this contract, Party A shall have the right (but not the obligation) to offset any payable amounts to Party B with the security deposit, and/or use it as compensation for any losses incurred by Party A as a result, and/or fully withhold the security deposit in accordance with the provisions of this contract. The tenant cannot use the security deposit to offset any rent, management fees, or other miscellaneous charges payable under this contract.

12.04	At any time during the contract period, if the rent and/or management fees increase, Party A shall notify Party B in writing of the amount of additional margin arising from such increase upon its effectiveness, and Party B shall pay the required additional margin to Party A within fourteen (14) days from the date of receipt of Party A's notice. If the margin held by Party A falls below the amount specified in Section 12.01 of Chapter 1 of this contract after the aforementioned set-off and/or compensation and/or deduction, Party B shall, upon notification from Party A, immediately make up the shortfall to Party A within fourteen (14) days. If Party B fails to pay or delays in paying the additional security deposit or replenishing the security deposit within the aforementioned time limit, it will also be considered as a late payment of rent by Party B.

12.05	Upon the expiration of the contract term, if Party B has no uncorrected breaches under this contract, Party A will return the security deposit to Party B without interest within 30 days after Party B returns the property to Party A, pays all due amounts (including but not limited to rent, management fees, and other miscellaneous charges), and fulfills the obligations stipulated in Article 15.04 of Chapter 3 of this contract. However, if Party B breaches this contract, Party A may use the deposit or an appropriate part of it to remedy the said breach (without prejudice to any other rights or remedies of Party A). In such case, the balance of the deposit (if any) shall be returned to Party B without interest within 30 days from the date all claims made by Party A against Party B have been settled.

12.06	If at any time during the contract period Party A transfers its interest in the property, Party A may transfer the deposit (after exercising the right to deduct as per this contract, the remaining balance of the deposit, if any) to the new owner. After the aforementioned transfer, Party A (excluding its assignee in this clause) shall be released from any liability and obligation to refund the deposit or any balance thereof under this contract, and Party B shall have the right to claim the refund of the deposit or any balance thereof from the new owner.

Chapter 2	Payment of rent, management fees, and other miscellaneous charges
Article 1	Payment of rent, management fees, and other miscellaneous charges

During the contract period, Party B must pay the rent for the month in advance to Party A on or before the first day of each month, and pay the management fee for the month in advance to the management unit. Other miscellaneous fees should be paid within the timeframe specified in the bill or payment notice issued by Party A or the management unit. (For the avoidance of doubt, if Party A or the management unit has other specified payment deadlines for miscellaneous fees in institutional documents such as the 'Tenant Handbook' and 'Renovation Guidelines' for the building, those specified deadlines should be followed.) If the rent and management fees for the first or last month of the contract period are less than a full month, they shall be calculated on a pro-rata basis according to the actual number of rental days in that month.

If the last month of the contract term or early termination is less than a full calendar month, the rent and management fee for that month will be calculated based on the proportion of actual rental days to the total days in that month and settled by both parties when the property is returned.

Party B shall not deduct for any reason the rent, management fees, and other miscellaneous charges that must be paid. Any bank charges incurred in the process of Party B making any payments to Party A or the management unit's bank account under this contract shall be borne by Party B.

Article 2	Payment method

The rent, management fees, and other miscellaneous charges payable by Party B under this contract shall be remitted in RMB via telegraphic transfer to the account designated in writing or electronic bill by Party A, or paid in any other manner specified by Party A at the time.

RMB payment method:

(i) Deposited into the following designated bank accounts of Party A via autopay or remittance;

(ii) Payment to Party A or the management unit shall be made in cash or by cheque.

The designated bank account of Party A is as follows:

Rental account (RMB)

Account Name: Ting Jie (Shanghai) Property Company Limited (頂杰（上海）置業有限公司)

Account Bank: Industrial and Commercial Bank of China Limited, Shanghai Jing An Branch Business Hall

Account number: 1001211329272111728

Management fee and other miscellaneous charge account (RMB)

Account Name: Shanghai Jiahehua Property Management Co., Ltd. (上海嘉禾華物業管理有限公司)

Account Bank: Industrial Bank Co., Ltd. Shanghai Branch Business Department

Account Number: 216200100101542811

Article 3	Late payment fee
If Party B delays in paying any rent, management fees and/or other miscellaneous charges (whether for a full month or part thereof), Party B shall pay a late fee calculated at a daily interest rate of 0.5% on the outstanding amount from the due date until all outstanding amounts are fully paid.

Article 4	Continuous default
4.01	If Party B defaults on any rent, management fees and/or other miscellaneous charges (including full or partial month) for more than seven (7) days, without prejudice to Party A's other rights or remedies, Party A may suspend the supply of utilities such as water, electricity, telephone, etc., to the property and/or suspend or request the management unit to suspend management services to the property two (2) days after issuing a written notice, until Party B has paid all outstanding amounts, overdue penalties, and other related fees (including but not limited to reconnection fees). Party B shall not raise any objections, and Party A shall not be liable for any losses incurred by Party B as a result of taking the aforementioned actions.

4.02	If Party B defaults on any payment due to Party A or the management unit and fails to remedy the breach within seven (7) days after receiving a written notice from Party A, Party A shall have the right to terminate this contract, reclaim the property, and retain and sell any items or other property left by Party B in the property to offset Party B's outstanding payments. Party B shall not raise any objections, nor hold Party A liable or demand compensation from Party A. If the proceeds from the sale of the aforementioned items or properties are insufficient to cover Party A's losses, Party B shall still be responsible for making up the shortfall.

Chapter 3	Obligations of Party B
Party B undertakes to Party A to comply with the following:

Article 1	Usage and use of the property
1.01	Party B must use the property in accordance with the Tenant Handbook and other regulations, as established by Party A and the management unit and reasonably amended from time to time based on actual circumstances.

1.02	Party B must use the property in accordance with the designated usage stipulated in Article 4 of Chapter 1.

1.03	Party B must comply with and adhere to the relevant laws, regulations, and policies of the state and Shanghai when conducting its commercial activities in the property.

1.04	Party B acknowledges and agrees that Party A may carry out maintenance or renovation, expansion, or alteration of the public areas of the building according to its business plan. Party B agrees to cooperate with Party A's aforementioned work and shall not obstruct or hinder in any way.

Article 2	Drawings approval and property renovations
2.01	With approval from the government authorities and written consent from Party A, Party B may carry out additional construction, installation, or renovation on the property and/or its decorations, ancillary facilities, and equipment within the agreed scope by Party A. Before carrying out such works, Party B must submit a full set of renovation drawings and electromechanical design drawings to Party A or the management unit for approval, and pay the drawing approval fee and renovation deposit as specified in Section 11.07 of Chapter 1 to Party A. Party A has the right to retain approval authority or require Party B to add additional clauses. Without the consent of Party A, Party B is not allowed to alter the approved drawings or carry out any renovation without authorization.

2.02	For all works related to fire safety systems, sprinkler systems, electrical installations, hot and cold water piping, telephone lines, building automation systems, fan coil units, and plumbing systems, Party B must engage the specialized contractors designated by Party A or the management unit to carry out the relevant works. To ensure that Party A or the management unit can effectively coordinate and monitor the civil engineering aspects of the renovation works, Party B must submit the names and contact numbers of all contractors involved in the works to Party A or the management unit at the same time as submitting the interior design drawings. The contractors employed by Party B must receive prior written approval from Party A or the management unit. Under no circumstances can any contractor commence work without the written approval of Party A or the management unit.

2.03	Party B and its employed contractors must comply with the Decoration Guidelines formulated and reasonably amended from time to time by Party A or the management unit according to actual circumstances. Party B must sign a confirmation and carry out the works and pay the relevant fees according to the code guidelines before officially authorizing the renovation contractor to commence the renovation works. Party B acknowledges and agrees that any errors caused by either Party B or its employed contractor during the renovation works shall be treated as a breach of contract by Party B, and all responsibilities shall be borne by Party B.

2.04	Party B must ensure that all works comply with the Regulations, regulations, and requirements of the local government or relevant departments, and shall submit their renovation plans to the relevant government departments to obtain the necessary written approvals, licenses, or permits. Party B also agrees to compensate Party A for any losses incurred due to Party B's violation of this provision.

2.05	If Party B intends to renovate the property again, Party B must submit a complete set of renovation drawings and mechanical and electrical design drawings to Party A at least 30 days before the construction date. Party A must give approval or propose modifications within 10 business days after Party B submits the drawings.

2.06	All decoration and renovation works related to the property shall be carried out at Party B's own risk and expense. Party B shall be responsible for any additional facilities and equipment installed, as well as their maintenance. Party A shall not be liable for any losses or damages incurred by Party B as a result of such works. In the event that Party A's rights and interests are adversely affected as a result, Party A has the right to seek compensation from Party B.

Article 3	Repair and maintenance of the property

3.01	Party B shall maintain the property in good, clean, and proper repair condition during the contract period (except for reasonable wear and tear).

3.02	Party B must maintain the interior of the property, including the floors, plaster, other decorations, walls, ceilings, fixtures of Party A, fittings, and all other attachments, including all doors, windows, electrical installations, wiring, plumbing, telephone lines, etc., in good and usable condition (except for reasonable wear and tear). Party B shall, at its own expense, periodically maintain and repair the interior of the property during the contract period in accordance with the provisions of this clause (reasonable wear and tear excepted).

3.03	During the contract period, Party B shall reasonably use and take care of the property and its ancillary facilities. If the property and its ancillary facilities are damaged or malfunction due to improper or unreasonable use by Party B, Party B shall be responsible for all related repair and compensation costs. If Party B refuses to carry out the repairs, Party A may undertake the repairs on their behalf, and all costs incurred shall be borne by Party B.

3.04	Party B must, under all circumstances, comply with and adhere to the rules and regulations concerning the installation of equipment and renovations adopted by Party A and the management unit.

3.05	If any of the fire systems, sprinkler systems, electrical installations, hot and cold water pipes, telephone lines, building automation systems, air conditioning fan coil units, and water supply and drainage systems in the property pose a danger or unsafe condition, or if replacement or repair is required by the legitimate request of the relevant public facility units, Party B must hire the contractor designated by Party A and bear the related costs.

3.06	If the external wall glass of the property is damaged (including any cracks or scratches) during the contract period, regardless of whether it is caused by Party B's negligence, all costs for replacing the damaged external wall glass shall be borne by Party B.

3.07	Party B shall be responsible for the maintenance at its own expense of the sanitation and water supply facilities exclusively used by Party B (including all water pipes, channels, toilets, and fixtures), ensuring that such facilities are kept in good and clean condition and comply with public health regulations or other relevant government department regulations. If any damage (except for reasonable wear and tear) or non-compliance is caused by Party B, Party B shall be responsible for the repair at its own expense and bear the responsibility for any related legal regulations.

3.08	Notwithstanding any other provisions to the contrary in this contract, the repair and replacement costs of consumables within the property (including but not limited to light bulbs and tubes) shall be borne by Party B.

Article 4	Insurance
4.01

During the renovation period, Party B must bear the costs related to insuring the property with all-risk construction insurance (including third-party liability insurance) and ensure that the insurance contract remains valid throughout the renovation period if Party B intends to renovate the property again. The all-risk insurance for construction works (including third-party liability insurance) must satisfy the following conditions:

(I) Party A, Party B, and the project contractor shall be named as co-insureds;

(II) The insurance period must not be shorter than the renovation period;

(III) The insured amount for the material damage section of the policy must be sufficient to cover the total cost of the renovation works;

(IV) The insured amount for the public liability section of the policy must meet Party A's requirements.

The insurance policy must include the following special endorsements: (1) Cross Liability Clause; (2) Owner's Property Liability Clause; and (3) Waiver of Subrogation Clause among insured parties.

(For specific insurance requirements, please refer to the Tenant Handbook and ensure compliance with the detailed requirements outlined therein.)

4.02	Before commencing renovations, Party B must submit to Party A the insurance policy and proof of payment of premiums in compliance with Clause 4.01 above, as a necessary precondition for Party B to begin renovations. During the renovation period, Party A or the management unit may at any time request Party B to provide written proof that the insurance it has purchased is valid and meets the required standards.

4.03

During the contract period, Party B must purchase necessary insurance for their own property within the property from a reputable insurance company, including public liability and third-party insurance. The insurance period must be the same as the contract period. At the same time, the policy needs to designate Party A and the management unit of the building as one of the co-insured parties.

(For specific insurance requirements, please refer to the Tenant Handbook and ensure compliance with the detailed requirements outlined therein)

4.04	The insured amount for the above-mentioned insurance must be a reasonable figure based on the replacement value of the property and the circumstances of Party B's business. The insured amount by Party B must meet the requirements of Party A. (For specific insurance requirements, please refer to the Tenant Handbook and ensure compliance with the detailed requirements outlined therein.) The policy must clearly state that unless prior written consent is given by Party A, the terms or conditions of the insurance coverage cannot be canceled, modified, or restricted.

4.05	Party B undertakes to provide and present to Party A, upon Party A's request, the insurance policy and the most recent premium payment receipt, along with a written certificate from the insurance company confirming that the policy's premiums have been fully paid and that the policy is valid and in force in all respects.

4.06	All expenses incurred by Party A in obtaining compensation under the insurance shall be borne by Party B. If the compensation under the insurance is insufficient to cover Party A's actual losses due to Party B's fault or negligence, Party A has the right to demand Party B to make up for the shortfall in insurance compensation.

Article 5	Liability arising from damage
Party B is responsible for the repair of any part, fixture, accessory, wiring, or piping within the property, whether directly or indirectly caused by Party B's actions, negligence, or omission. If the damage to the aforementioned facilities and equipment results in the spread of fire or smoke within the property, or if water from any source, including storm or rainwater, leaks or overflows in the property or any part thereof, causing any loss, damage, or injury to any person or property, Party B shall be liable and compensate Party A or any other affected persons.

Article 6	Notifying Party A regarding the matters of the property
6.01	On the premise that Party B is aware or should be aware of the relevant situation, Party B must promptly notify Party A and the management unit both verbally and in writing if the property is damaged, if any person is injured on the property, if there is a fire or accident on the property, or if there is damage, breakage, or defect in the water pipes, gas pipes, electrical wiring, installations, ancillary facilities, or other facilities within the property.

6.02	Party B must notify Party A in writing within forty-eight (48) hours upon receiving any notice or delivery document from any relevant government department regarding the property or any public facilities.

Article 7	Entry of the property by Party A
7.01	Party B shall allow Party A or the management unit or their authorized representatives to enter the property at a reasonable time after giving reasonable prior notice, whether or not accompanied by craftsmen or carrying tools, to inspect the maintenance status of the property, inventory the ancillary facilities within the property, or carry out necessary repairs and maintenance works (including security, fire control, etc. of the building). Party A shall minimize interference with Party B's normal business operations as much as possible, and Party B shall cooperate to the best of their ability and shall not interfere in any way with the management and maintenance services carried out by Party A and the management unit for the building and the property.

7.02	Party B authorizes Party A, the management unit, or its authorized representatives to enter the property in case of an emergency without prior notice and shall not be held liable for any damages or compensation resulting from such entry. Party A shall take all reasonable and possible measures to minimize the losses caused by such entries.

Article 8	Notice of repairs
Party B shall commence and carry out any repairs or works specified under this contract at a reasonable time within one (1) month or under emergency situation upon receipt of written notice from Party A or the management unit or its authorized representative detailing such repairs or works. In case Party B fails to comply with the aforementioned regulations to carry out the said repair works, Party A or the management unit or its employees and agents have the right to enter the property to carry out the said repairs or works. The counterparty shall bear all costs arising from such repairs or works.

Article 9	Cleaning of water pipe passage
Party B must use the public sanitation and water supply facilities properly and reasonably. If any blockage, damage or malfunction of the property's plumbing, toilets, or fixtures occurs due to Party B's carelessness, improper use, or negligence, Party B shall be responsible for all costs, claims, or damages arising therefrom. If Party A has advanced such expenses, Party B must reimburse Party A for such expenses within seven (7) days after receiving notice from Party A.

Article 10	Cleaning contractors
Party B must hire Party A or a company designated by the management unit, or a company proposed by Party B and agreed upon by Party A or the management unit, to serve as the cleaning contractor for the property. Party B shall hire the cleaning contractor at its own expense.

Article 11	Waste disposal
Party B shall be responsible for moving the garbage and waste from the property to the collection points designated by Party A or the management unit from time to time, and shall not place or leave any items in public areas, nor obstruct passage in the aforementioned common areas. If Party B does not handle the matter promptly after receiving the notice, Party A or the management unit will follow up and handle it in a manner it deems reasonable. Any expenses incurred by Party A or the management unit shall be paid by Party B to Party A or the management unit within fourteen (14) days after Party A or the management unit issues a payment notice.

Article 12	Precautionary measures
Party B must take all reasonable precautions to prevent the interior of the property from being damaged by storms, typhoons, heavy rain, or other severe weather conditions. During any time within the contract period, Party B is required to keep all windows in the property securely closed. Party B must especially ensure that all external doors and windows of the property are securely locked during adverse weather conditions.

Article 13	Signboard
Party B shall have the right to display its legal name (as specified in the contract) on the designated signboard(s) within the building (if any), provided that Party B must pay Party A or the management unit a reasonable service fee for any additional installation, repair, alteration, or replacement of Party B's nameplate on the building's signboard(s) (if any) deemed necessary by Party A or the management unit within fourteen (14) days of receiving written notice from Party A. If Party B needs to change or add any other names in the future, Party B must apply to Party A in writing. Under reasonable circumstances, Party A will consider it, and Party B will need to pay the relevant fees.

Article 14	Use of elevator
Party B must transport furniture, equipment, fixtures, or large items in and out of the building within the time specified by Party A or the management unit, and may only use the lifts and routes notified by the management unit from time to time for transporting the aforementioned items.

Article 15	Condition of the property upon return
15.01	Unless Party A agrees to renew the lease with Party B, Party B should return the property by 6 PM on the day the lease expires. If Party B fails to return the property on time without Party A's consent, for each day of delay, Party B shall pay Party A a usage fee for occupying the property at twice the daily rental value stipulated in this contract, calculated based on the net daily rental value and the applicable VAT rate at that time. Party B shall not raise any objections to this usage fee for occupying the property. Further, Party A has the right to claim all losses incurred due to Party B's late return of the property.

15.02	Party B shall return the property along with all its ancillary facilities, installations, and attachments to Party A in the same condition as stipulated in Annex 2 (reasonable wear and tear excepted), either upon the expiration of the lease period or prior to early termination. Upon return, it must be approved by Party A, and both parties shall settle their respective costs accordingly. Party B shall be responsible for compensating any damage caused to the property or building during the relocation and removal of Party B's fixtures, installations, and additions.

15.03	Upon the expiration or early termination of the lease for any reason, if Party B vacates the property (including in cases where Party A reclaims the property due to Party B's breach of contract), any decorations, furniture, equipment, materials, or other items left behind by Party B in the property shall be deemed as abandoned by Party B. Party A shall have the right to immediately dispose of such items in any manner it deems appropriate. Party B shall not raise any objections, hold Party A liable, or seek compensation from Party A. At the same time, Party A also has the right to claim from Party B all costs incurred for the clearance and storage of the aforementioned items (if any).

15.04	If Party B has obtained relevant licenses, approvals, or permits (including but not limited to a business license with the registered address being the address of the property) for conducting and operating its business at the address of the property, then upon the expiration or early termination of this contract, Party B must complete the cancelation or change of address procedures for all aforementioned licenses, approvals, or permits, and provide Party A with the relevant proof of such changes or cancelations or copies of the relevant certificates indicating the new registered address. If Party B fails to provide the aforementioned proof of changes or cancelations on time, Party B shall pay Party A a penalty at double the then-current daily rental value of the property and the total amount of rent and tax calculated based on the then-current VAT rate, until the proof of changes or cancelations is provided. If any loss is caused to Party A or the future tenants of the property due to Party B's delay or refusal to handle the aforementioned procedures, Party B shall compensate for such loss.

Article 16	Preventing the spread of epidemic
Party B is responsible for maintaining the environmental hygiene of the property and preventing the spread of epidemics in accordance with relevant regulations.

Article 17	Claims for defaults
To safeguard Party A and the management unit's right to claim compensation from Party B, Party B shall bear all legal liabilities and make all compensations for any losses suffered by Party A due to any breach or non-fulfillment of any terms and agreements in this contract by Party B, any business operations of Party B, any use of the property, or any related works carried out by Party B in the property, whether directly or indirectly caused by Party B's actions, omissions, or negligence.

Article 18	Anti-corruption
Party B acknowledges and agrees to fully comply with all applicable laws and regulations in the PRC. Party B guarantees and declares that it will not take any actions that would constitute a violation of any laws in China. Party B represents, warrants, and agrees that neither Party B nor any of its shareholders, owners, officers, directors, or agents has made, promised to make, will promise to make, or will cause to be made any payment: (i) to any government official, for the use of any government official, or for the benefit of any government official; (ii) to any other person (as an advance or reimbursement), knowing or having reason to know that any part of such payment will be directly or indirectly given or paid by such other person to any government official, or will be used to reimburse such other person for any payment previously made to any government official.

Article 19	No smoking building
All indoor areas of the building are designated as non-smoking zones. The building has designated smoking areas, marked with specific smoking area signs. Party B shall ensure that its employees, agents, contractors, and visitors invited by Party B voluntarily comply with the relevant regulations on smoking control in public premises. In case of any violation, Party A and/or the management unit have the right to collect relevant evidence through means such as taking photos or videos, and request Party B to make corrections.

[1]The term 'payment' refers to anything of value, including cash, gifts, travel expenses, entertainment, job offers, pro bono services, and business meals. It may also include event sponsorships, consultancy contracts, scholarship support, job offers, and charitable donations made at the request of or for the benefit of individuals, their family members, or other relatives, even if such donations are made to legitimate charitable organizations.

Chapter 4	Obligations of Party A
Party A undertakes to Party B to comply with the following:

Article 1	Provision of the property for use
Provided that Party B pays the rent, management fees, and other miscellaneous fees in accordance with the time and method stipulated in this contract, and complies with and fulfills all the terms, commitments, provisions, conditions, and restrictions that Party B must observe and fulfill under this contract, Party A promises that Party B has the right to use the property during the contract period, and to use the common areas and facilities during the times they are open to other tenants or Party B, without interference.

Article 2	Taxes and fees
Party A shall pay the corporate income tax and property tax required by the regulations for the rental of the property to the relevant government departments.

Article 3	Building management services
Party A shall use its best efforts to ensure that the management unit regularly maintains the roof, main structure, plumbing and wiring, common areas and facilities, and all other parts of the building or property not maintained by Party B in good working condition.

Article 4	Building facilities
4.01	Party A shall endeavor to ensure that the management unit keeps the public areas, restrooms, and other common areas of the building in a clean condition.

4.02	Party A shall make every effort to ensure that the management unit keeps all elevators, escalators, fire and security equipment, and air conditioning facilities in the building in good and operational condition.

Article 5	Air conditioning facilities
5.01	Party A shall ensure that the management unit provides air conditioning services to the property according to the schedule described in the Tenant Handbook. The standard air conditioning service hours are from 8:00 a.m. to 7:00 p.m., Monday to Friday, and from 8:00 a.m. to 1:00 p.m. on Saturday.

5.02	If at any time the air conditioning service is interrupted due to mechanical failure, maintenance, or inspection beyond the control of Party A or the management unit, Party A shall not be liable for any compensation to Party B or for any reduction or waiver of rent or management fees.

5.03	If Party B requires air conditioning services outside the standard air conditioning service hours, they may submit a written application to Party A or the management unit for the provision of such additional air conditioning services.

Article 6	Party B's claim
If Party A breaches this contract or relevant legal provisions and needs to compensate Party B for losses, Party B agrees that Party A will only compensate for the direct losses incurred by Party B and will not be liable for any indirect losses (including but not limited to intermediary fees, licensing fees, employee costs, loss of work time, loss of profits, and any other potential benefits).

Chapter 5	Prohibition and restriction regulations
Party B undertakes to Party A to comply with the following:

Article 1	Public facilities

Party B shall not, and shall not permit or tolerate others to damage (whether intentionally or not) the roof, main structure, plumbing passages, and electrical cables and wires of the building, the property, any common areas, and public facilities, including but not limited to:

(i)

Repairing, cutting, damaging, harming, drilling holes, engraving marks, or damaging the doors, windows, window frames, walls, glass curtain walls, ceilings, structural load-bearing beams, or any other parts of the property's fixtures or any plumbing works, sanitary facilities, water, gas, or air-conditioning systems of the property;

(ii)	Affixing any items or painting, altering, hanging any items inside or outside the property or in public areas, or causing any items to fall from the property, or damaging, defacing, or soiling any part of the building structure, or any decorations in the building's public areas, staircases, elevators, escalators, including any trees, plants, and shrubs therein;

(iii)	Painting, spraying, or sticking any items or substances on the inside or outside of the windows, window frames, or glass curtain walls of the property;

(iv)	Driving any nails, screws, hooks, wall mounts or other similar objects into the ceiling, walls or floors of the property (except for minor decorations that do not cause damage to any part of the property) is prohibited.
If any damage or malfunction occurs due to improper or unreasonable use by Party B, Party B shall be responsible for the repairs and bear all related costs.

Article 2	Dangerous goods
The second party shall not store any hazardous, flammable or explosive goods, or dangerous items such as gunpowder and ammunition, or contraband in the premises. Otherwise, if the house and its associated facilities are damaged as a result, Party B shall bear full responsibility.

Article 3	Illegal purpose
Party B shall not use the property for any illegal or immoral purposes. If Party B's business conducted in the property, or any other actions, activities, matters, or other deeds, violate or infringe relevant PRC regulations and cause any loss to Party A, Party B shall be liable to compensate Party A and bear other legal liabilities and related compensation responsibilities.

Article 4	Residence
Party B shall not allow any person to reside in the property or use the property for residential purposes.

Article 5	Animal

Party B shall not place or keep any animals in the common areas of the building and/or within the premises. Additionally, Party B must take all preventive measures against any parasites, rodent infestations, and pests to ensure that the premises remain free from such infestations. In the event of pest or rodent infestations, Party B shall bear all resulting consequences independently, which shall not be related to Party A. If any losses are caused to Party A or a third party as a result, Party B shall be responsible for compensating Party A or the third party. Party B must promptly report any pest or rodent issues to Party A, who will arrange for pest control services. The related costs will be borne by Party B as per Party A's written request.

If Party A carries out unified pest and rodent control work for the building, the related costs will be borne by Party A, but Party B should cooperate as required by Party A.

Article 6	Alteration
Without the prior written consent of Party A, Party B shall not make any alterations or additions to the property or public facilities, nor install any industrial devices, equipment, appliances, or machinery in the property, and shall not cut or damage any doors, windows, walls, or other parts of the property.

Article 7	Air-conditioning units
Without the prior written consent of Party A, Party B shall not install any air conditioning units or equipment (in windows or other places), machinery, or other mechanical devices on the property. If Party A agrees to the installation, Party B shall also comply with the instructions and guidelines provided by Party A regarding the installation.

Article 8	Partition wall
Without the prior written consent of Party A, Party B shall not build, install, or alter any partition walls within the property. If Party A agrees to the installation, Party B shall also comply with the instructions and guidelines provided by Party A regarding the installation.

Article 9	Door lock
Without the prior written consent of Party A (which shall not be unreasonably withheld or delayed), Party B shall not install any additional locks, bolts, or other devices on the door of the property.

Article 10	Displays or labels
Without the prior written consent of Party A, Party B shall not establish, display, install or exhibit any text records, signs, antennas, flagpoles or other devices that can be seen from outside the building, either inside or outside the property. Nor shall Party B paste any text records, signs, antennas, flagpoles or other devices in any public areas, lobbies, stair landings, corridors or passages of the building.

Article 11	Transfer and exchange
Without the prior written consent of Party A, Party B shall not transfer, assign, sublet, license others to use, share with others, hold for the benefit of others, or otherwise relinquish possession or occupancy of the property or any part thereof, or the right to use the property or any part thereof, so as to allow any person not a party to this contract to obtain the right to use or possess the property or any part thereof.

Article 12	Insurance and fire control
12.01	Party B shall not do anything that would render any insurance purchased for the property and/or building invalid or potentially invalid, or cause the premiums of any such insurance policy to increase. In the event of the aforementioned circumstances, Party B shall reimburse Party A for any additional expenses incurred due to the increase in insurance premiums of any of the aforementioned policies and any losses incurred from the continued purchase of any of the aforementioned policies upon receiving notification.

12.02	Party B shall comply with all recommendations from Party A's insurance company and fire safety authorities.

12.03	Party B must maintain the fire safety equipment of the property to meet the requirements of Party A's insurance company and fire control authorities, and must not damage or affect the operation of such equipment.

12.04	Party B shall not obstruct the normal operation of any fire equipment or block the fire exits of the building.

12.05	If any fire safety facilities or equipment in the property are damaged or defective, Party B shall promptly notify Party A.

Article 13	Name of building
Without Party A's consent, Party B shall not, nor allow others to, display or use the name, trademark, logo, or related images of Party A or the building for commercial purposes (except for indicating the location of Party B's business premises).

Article 14	Noise disturbance
During any time within the contract period, Party B and its employees and visitors are not allowed to cause, create, tolerate, or permit any noise or other disturbances in the property and the public areas of the building that may be offensive to other tenants and third parties. For complaints received regarding the above, Party A and the management unit have the final decision on whether the noise constitutes a nuisance. All compensation and any related legal liabilities arising from the aforementioned disturbances shall be borne by Party B.

Article 15	No cooking
Party B shall not prepare food or beverages within the property, nor use cooking appliances or heat any food (except for a microwave oven used for normal office food) or allow or tolerate others to cook or prepare any food. Party B shall not cause or permit any gasses or odour that Party A considers to be offensive, unusual, toxic, or harmful to enter or leak from the property. Except for using the cargo lifts and cargo entrances/exits of the building, Party B shall not approve or permit any food or utensils containing food to be transported to or removed from the property via other lifts or entrances/exits of the building.

Article 16	Maintaining Party A's reputation
Party B shall not engage in any activities that may adversely affect the goodwill or reputation of Party A or the building.

Article 17	Installation works
Party B shall not install any antenna, receiver, pipe, fixture, sunshade, canopy or other equipment and fixtures of similar type or nature on the roof, external walls of the building, or the external walls of the property. Without prior written consent from Party A or the management unit, Party B shall not unilaterally alter, relocate, or increase the load of electrical, water devices, and central air conditioning in the property.

Article 18	Utilities and landscaping
Party B shall not damage, destroy, or deface any part of the structure of the building, or any shared areas, staircases, lifts, escalators, or any decorative appearance thereof, including any trees, plants, and shrubs within the development project.

Article 19	Post
Party B shall not paint, spray, use, or affix any object or item on any common area or public facility of the building, or on the interior or exterior surfaces of the window frames, glass, or walls of the property.

Article 20	Parking
Party B shall not park vehicles on the ground used for vehicular access around the building where the property is located, obstruct traffic, or use the ground in any other manner. Party B shall comply with the parking regulations of Party A or the management unit and park at the designated parking spot (if any). The rent of parking space will be charged according to the property management standards at that time (the non-fixed parking space rent is $1,800.00 per unit per month, and the fixed parking space rent is $2,500.00 per unit per month). Party A or the management unit shall have the right to adjust the parking space rental from time to time.

Chapter 6	No warranties or undertakings by Party A
Party B expressly acknowledges and agrees that Party A has not made and will not make any warranties, representations, promises, or statements, and that Party B is not relying on any warranties, representations, promises, or statements by Party A in signing and submitting this contract. All prior understandings and agreements between the parties are incorporated into this contract and any other written agreements executed concurrently with this contract. This contract and such other written agreements solely and fully express the mutual consent of the parties, and are entered into after thorough investigation by the parties, without reliance on any statements or representations not contained in this contract or any other written agreements executed concurrently with this contract.

Chapter 7	Statement by Party B

Party B hereby expressly agrees and declares that Party A and/or the management unit shall not be responsible for or liable to compensate Party B or any other person for any loss (including loss of profit, rent reduction, etc.) under any of the following circumstances (including force majeure events and/or whether or not caused by the negligence and omission of Party A and/or the management unit and their engaged contractors):

(I) Due to any defects or malfunctions in the building's elevators, escalators, fire safety equipment (including fire detection systems and sprinkler systems), security equipment, air conditioning equipment, furniture, home appliances, or other equipment;

(II) Due to the repair and maintenance of the building, the public area of the building, or the property and its adjacent property by Party A, or the decoration, addition or alteration of the aforementioned area as stipulated in this contract, the elevators, escalators, fire security facilities, central air conditioning system or other public facilities in the building are temporarily suspended;

(III) Due to the failure, malfunction, or suspension of electricity, water supply, or telecommunication services in the building;

(IV) Due to any overflow, leakage, seepage of water, smoke, fire or any other substance or thing within any part of the building;

(V) Due to the infestation of rats, termites, cockroaches, and other pests in the building;

(VI) Any property loss or damage caused to Party B or any other person due to the drainage/sprinkling of the fire sprinkler system in the building;

(VII) Any loss or damage to property suffered by Party B or any other person due to theft or robbery of the building or the property;

(VIII) Damages or losses suffered by Party B due to other tenants violating management unit regulations or other management rules;

(IX) Due to delays, temporary suspensions, and disruptions in the management services (including security equipment and services) provided by Party A or the management unit to the building or the property, normal services cannot be provided.

'Force Majeure Event' refers to an event that is unforeseeable, unavoidable, and insurmountable, which results in a party being unable to perform its obligations under this contract. Force majeure events include but are not limited to fires, floods, earthquakes, storms, tsunamis and other natural disasters, wars, embargoes, strikes, riots and other social disturbances, as well as government actions such as control, requisition or changes in government planning, and other situations stipulated by law.

Chapter 8	Force Majeure
1.01	If the property is damaged, destroyed due to fire, typhoon, flood, or force majeure at any time during the contract period, making the property unsuitable for use or occupation and rendered inaccessible, and if such damage or destruction prevents from constantly accessing the property for no less than three (3) months, Party B may suspend payment of rent for the period inaccessibility from the date of inaccessibility to the house, and pay rent for the period of inaccessibility to the house within three (3) days from the date of access to the house. Party B shall make timely and full payment of subsequent rent in accordance with the stipulations of this contract.

1.02	If Party A considers that the damage or destruction to the property makes its repair economically unfeasible or unnecessary, Party A shall have no obligation to repair or rebuild the property.

1.03	If the whole or a substantial part of the property is destroyed and/or damaged to the extent that it becomes unfit for use or occupation and inaccessible, and the property has not been repaired or rebuilt within three (3) months after the occurrence of such destruction or damage, or if Party A decides not to repair or rebuild the property pursuant to Clause 1.02 of this Chapter, either Party A or Party B may terminate this contract immediately by giving written notice to the other party after the expiration of the aforementioned three (3) months. Without prejudice to either party's rights and remedies against the other for any claims arising or breaches occurring prior to the termination of this contract, and without prejudice to Party A's rights and remedies to demand payment from Party B for any rent, management fees, and other charges outstanding prior to the termination of this contract, this contract shall terminate on the date the property is rendered destroyed, damaged, and inaccessible, upon either party receiving the aforementioned written notice from the other party.

Chapter 9	Default
Article 1	Default by Party B
Party B hereby agrees to the followings:

1.01

Without prejudice to Party A's right to take legal action against Party B for any breach, non-compliance, or non-performance of this contract by Party B, and Party A's right to deduct from the security deposit any losses and damages suffered due to Party B's breach, non-compliance, or non-performance of any terms and conditions of this contract, Party A shall have the right to unilaterally early terminates this contract and lawfully repossess the property or any part thereof in advance upon the occurrence of any of the following events. Those events are:

(I) Party B transfers, subleases, lends, shares, or exchanges the property to others without authorization, or transfers any interest related to the property to any third party (in any manner, whether for any fee or other consideration or not);

(II) If Party B fails to pay the rent, management fees, or any other charges within the period specified in this contract, and fails to rectify such default within seven (7) days after receiving a written demand from Party A;

(III) Party B has committed a material breach of national laws and regulations;

(IV) Party B becomes bankrupt or is forced or voluntarily enters into liquidation (except for liquidation due to reorganization or merger with the approval of Party A);

(V) any person files an application with the court for the liquidation of Party B;

(VI) any property of Party B in the property is subject to any form of compulsory measures and/or seizure by the People's Court or other administrative enforcement authorities;

(VII) Without the written consent of Party A, unauthorized alterations to the structure of the property or damage to the property are prohibited;

(VIII) If Party B uses the property for illegal purposes or for purposes beyond the scope explicitly stipulated in its business license, or if the business license issued by the industry and market regulation administration department becomes invalid due to the expiration of Party B's operating period or other reasons, or if Party B suspends operations or indicates an intention to suspend operations without prior written consent from Party A;

(IX) Except as otherwise provided under this contract, if Party B breaches or fails to perform any terms and conditions stipulated in this contract, and continues such breach or non-performance for more than ten (10) days after receiving a notice from Party A regarding such breach or non-performance;

(X) Other circumstances under which Party A is allowed to reclaim the property according to laws and regulations.

1.02	A written notice issued by Party A to Party B indicating that Party A is exercising its right under this contract to repossess the property early shall constitute full and complete exercise of such right by Party A, without the need for Party A to physically enter the property to exercise such right.

1.03	All costs and expenses incurred by Party A in urging Party B to pay rent, management fees, or other fees payable by Party B (including but not limited to legal fees), or any reasonable losses, costs, and expenses incurred by Party A in exercising any rights under this contract, shall be borne by Party B.

1.04	If Party B breaches or fails to comply with any provisions under this contract that causes Party A to terminate this contract in advance, Party A shall be entitled to retain the entire security deposit paid by Party B for the property as liquidated damages.

1.05	In accordance with Article 1.04 above, after collecting the penalty from Party B's security deposit, Party A is also entitled to claim from Party B for losses and compensation, including but not limited to the following: unpaid rent, management fees and other miscellaneous fees, parking fees, water and electricity charges, telephone fees, etc., up to the date of termination of this contract; the total amount of rent and management fees for the remaining contract period; restoration costs of the property; waived fees during the rent-free period; rent waived during the renovation period; agency fees for finding new tenants for the property; legal fees, notarization fees (if any); miscellaneous expenses and handling charges.

1.06	The acceptance of rent by Party A from Party B shall not be construed as a waiver by Party A of its right to pursue Party B for any breaches, non-compliance, or non-fulfillment of any agreements, terms, provisions, and conditions that Party B is required to adhere to and fulfill under this contract.

1.07	If Party B breaches any payment obligations under this contract, or fails to comply with, perform any other provisions, agreements, regulations, or conditions, Party A has the right to suspend the supply of water, electricity, telecommunications, or other services to the property in accordance with the provisions of this contract, and take any other measures or actions that Party A deems appropriate until the aforementioned breach, non-compliance, or non-performance has been rectified and Party B has paid all costs incurred as a result (including but not limited to the costs of reconnecting water, electricity, and telecommunications supply). However, Party A must give Party B two (2) days' written notice before taking the above actions, and Party A shall not be liable for any losses incurred by Party B as a result of taking the above actions. The parties further confirm that if Party A suspends the supply of water, electricity, telecommunications, or other services to the property in accordance with the terms of this contract, Party B shall still be required to pay the rent, management fees, and other miscellaneous charges for the period during which the supply of water, electricity, telecommunications, or other services is suspended on time and in full.

1.08	Although Party B has obtained Party A's approval for the renovation and/or other uses of the property, it does not imply compliance with relevant laws or approval from the relevant government departments. If during the contract period, Party B receives a notice from the relevant government departments stating that the renovation and commercial activities of the property violate the law, Party A shall not be held liable or make any compensation to Party B for this. Party B must remedy or rectify within the time specified by the relevant government departments to comply with legal requirements, and indemnify Party A for all losses, damages, or claims, suits, and legal proceedings arising from Party B's failure to comply with such requirements.

1.09	For the purposes of this contract, any act, omission, negligence, or default of any contractor, employee, agent, licensee, or invited visitor of Party B (collectively referred to as 'such persons') shall be deemed to be the act, omission, negligence, or default of Party B. The prohibitions or restrictions imposed on Party B under this contract shall equally apply to such persons. The provisions to be performed and observed by Party B under this contract shall also be performed and observed by such persons.

1.10	After the signing of this contract, if Party B unilaterally withdraws from this contract without the conditions stipulated in this contract, it constitutes a serious breach of contract by Party B (but this does not terminate the contract). In such a case, Party A has the right to require Party B to continue to perform this contract and claim compensation from Party B for any losses incurred by Party A. Alternatively, Party A also has the right to pursue compensation from Party B for losses including but not limited to the following: unpaid rent, management fees, and other charges up to the termination date of this contract; total rent and management fees for the remaining contract period; restoration costs of the property; costs waived during the rent-free period; rent waived during the renovation period; agency fees for finding new tenants; legal fees, notarization fees (if any); and other miscellaneous fees and handling charges.

Article 2	Default by Party A

Party A hereby agrees to the following terms:

Party B may terminate this contract by giving written notice to Party A under any of the following circumstances:

(I) any party or any third party forces Party A to apply for any liquidation or enter into any statutory liquidation proceedings (except for the purpose of merger or reorganization);

(II) Party A has been appointed a bankruptcy administrator or its business and assets have been compulsorily executed and seized, resulting in the inability to continue performing this contract.

Article 3	Others

Both Party A and Party B agree that this contract shall be terminated without any liability on either side if any of the following circumstances occur during the contract period:

(I) The land use rights within the occupied area of the property are legally reclaimed in advance;

(II) The property was requisitioned by law for public interest;

(III) The property has been legally included in the scope of housing demolition permits due to urban construction needs;

(IV) The property is damaged, lost, or identified as a dangerous property due to force majeure;

(V) Any government department issues a notice to any party requesting the cessation of the continuation of this contract, regardless of the reason or cause.

Chapter 10	Other terms
Article 1	Naming rights
Party A reserves the right to name the building and, after giving Party B not less than three (3) months' notice, has the right to change the name of the building or any part thereof without any compensation to Party B or any other person for such change.

Article 2	Transfer of rights
2.01	Party A shall have the right to assign its rights and obligations under this contract to its affiliated company (hereinafter referred to as the 'Assignee') by giving Party B two (2) months prior written notice during the term of the contract, and the Assignee shall continue to perform Party A's rights and obligations under this contract, while Party B shall also continue to perform its rights and obligations under this contract. Party A shall not be liable to Party B for any compensation in this regard, and Party B shall not raise any objection to Party A transferring the property to the transferee.

2.02	In the event of the aforesaid transfer, Party A shall provide the relevant supporting documents to Party B, and a written transfer agreement shall be executed by the three parties involved. The costs associated with the transfer documents shall be borne by Party A.

Article 3	Sale
3.01	Party B hereby explicitly waives the right of first refusal to purchase the property. During the contract period, Party A has the right to sell the property to a third party without notifying Party B. Party A shall stipulate in the sales contract that the buyer must assume and continue to perform all terms of this contract. The Purchaser shall be entitled to continue exercising all the rights and obligations of Party A under this contract, and Party A shall not be liable to Party B for any compensation in this regard.

Article 4	Inspecting the property
4.01	Regardless of whether the contract is renewed, Party B shall allow Party A to bring prospective tenants to inspect the property at a pre-agreed time within three (3) months before the expiration of the contract period or early termination of this contract, and Party B shall make every effort to cooperate with Party A.

4.02	Party B shall, at any time during the contract period, allow Party A to bring prospective buyers or their representatives to inspect the property at a pre-arranged time, and Party B shall make every effort to cooperate with Party A. Party A should minimize the impact on Party B's use of the property as much as possible.

Article 5	Tax fee
5.01	Unless otherwise stipulated in this contract, all legal expenses or costs arising from this contract (including service fees related to document preparation) shall be borne by Party A and Party B respectively.

5.02	The stamp duty related to this contract shall be borne by Party A and Party B respectively in accordance with the law, while the notarization fee shall be borne by the party requesting notarization. Other taxes and fees not stipulated by law shall be equally borne by both parties.
5.03

The contract price payable by Party B to Party A and the management unit consists of the following two parts:

(a) The contract price agreed upon in this contract includes: rent, management fees, and other miscellaneous fees, as well as the remuneration and payments that Party B should pay to Party A according to this contract.

(b) Based on the contract price and the VAT calculated at the applicable VAT rate of 3% as stipulated by the State, along with any additional taxes and fees.

Unless otherwise stipulated in this contract, Party B shall pay Party A the full amount of the payment specified in Clause (b) at the same time as paying the contract price in accordance with this contract. If Party A adjusts the VAT rate according to its own business needs or relevant laws and regulations or the requirements of government departments, the VAT amount corresponding to various expenses (including but not limited to rent, management fee) payable by Party B under this contract shall be adjusted at the same time.

For the avoidance of doubt, if there are any costs, expenses, or reimbursement amounts under this contract, the relevant costs, expenses, and reimbursement amounts shall exclude any deductible input tax amounts incurred by the party bearing the expenses in relation to such costs, expenses, or reimbursements.

If according to the relevant national regulations, any rental discounts and other fee discounts (if any) enjoyed by Party B under this contract are subject to VAT, such VAT shall be borne by Party B, and Party B shall pay such VAT fees according to the written notice issued by Party A.

Both parties agree that Party A will issue VAT invoices for rent and management fees to Party B according to the VAT invoicing information specified in Clause 5.04 below. However, if the management fees are collected by the management unit entrusted by Party A, the VAT invoices for the management fees will be issued to Party B by the management unit. If Party B needs to change the type of value-added tax invoice required, it shall provide a written notice of change affixed with Party B's official seal at the same time when making the relevant payment to Party A or the management unit.

If the VAT invoice information provided by Party B is incorrect, resulting in the VAT invoice issued by Party A not matching Party B's actual information, Party A shall not bear any responsibility.

The applicable provisions regarding value-added tax in this contract shall be governed by these terms.

[2] The term 'remuneration' refers to any amount of money, goods, services, deemed sales amounts, deposits (if applicable) or other economic benefits, as well as any fines, late fees, subsidies, allowances, and bonuses arising from this contract.

[3] The term 'Value Added Tax' refers to VAT or any other form of turnover tax.

5.04	For the purpose of issuing value-added tax invoices to Party A, Party B provides the relevant invoicing information as follows:

Company Name：	創八坊企業管理（上海）有限公司(Chuangbafang Enterprise Management (Shanghai) Company Limited)
Taxpayer Identification Number (or the Unified Social Credit Code that has been filed with the tax authority having jurisdiction over the counterparty):	91310000MA1FWPPT1B

VAT taxpayer status (General VAT taxpayer / Small-scale VAT taxpayer):	Small-scale VAT taxpayer
Registered address:	Unit 01B-03, 15/F, No. 968 Beijing West Road, Jingan District, Shanghai
Contact phone number:	13143877878
Account-opening bank:	Bank of China Shanghai Ruijin Road (No. 1) Branch
Bank Account Number:	452081684776
The required type of VAT invoice (Special VAT Invoice/General VAT Invoice):	General VAT Invoice

5.05	If Party B fails to pay any taxes or fees that are legally required to be borne by Party B, and the relevant government department simultaneously demands these taxes or fees from Party A, Party A has the right to pay on behalf of Party B and recover these taxes, fees, and all related costs from Party B.

5.06	If this contract is terminated early, Party B shall unconditionally assist Party A in issuing red-letter invoices or voiding invoices for the refund of expenses such as rent and management fees. If this contract is terminated in advance and involves the refund of rent, management fee and other expenses, Party B shall unconditionally assist Party A in issuing red ink invoices or invalid invoices.

Article 6	Resolution of disputes and governing law
6.01	Any disputes arising between Party A and Party B during the performance of this contract shall be resolved through negotiation, and a supplementary agreement shall be signed. The supplementary agreement shall have the same legal effect as this contract. If negotiation fails, both parties agree to file a lawsuit with the competent People's Court where the property is located to resolve the dispute through litigation.

6.02	The formation, validity, interpretation, performance, and resolution of disputes of this contract are governed by Chinese law.

6.03	In the event of house demolition due to government planning adjustments or other reasons, both parties agree to handle the aftermath in accordance with the relevant government regulations through negotiation.

6.04	This contract shall take effect immediately upon signing by the authorized representatives of both parties or stamping by the company.

Article 7	Waiver
Any forgiveness, leniency, or disregard by Party A for any breach, non-compliance, or non-performance by Party B of any of its obligations under this contract, whether on one or more occasions, shall not constitute a waiver by Party A of the right to pursue any ongoing or future breaches, non-compliance, or non-performance by Party B, nor shall it in any way diminish or affect Party A's rights and remedies to pursue such ongoing or future breaches, non-compliance, or non-performance by Party B. Nothing done or not done by Party A shall constitute a waiver of any breach, non-compliance, or non-performance by Party B, unless Party A explicitly states in writing that it waives the right to pursue Party B.

Article 8	Notice

Any document or notice required to be served on a party under this contract shall be deemed to have been served on that party if delivered by hand or left at that party's registered address or the communication address below, or sent by courier to the communication address below or any other address that the party notifies the other party in writing. Any notice sent by courier will be deemed to have been delivered to the recipient three (3) business days after dispatch.

Party A: Ting Jie (Shanghai) Property Company Limited (頂杰（上海）置業有限公司)

Recipient: Chen Jianwei (陳健緯)

Address: Room 3008, No. 968 Beijing West Road, Jing An District, Shanghai, The PRC

Phone number:

Postal code: 200041

Fax:

Party B: 創八坊企業管理（上海）有限公司(Chuangbafang Enterprise Management (Shanghai) Company Limited)

Recipient: Sze Ting Cho (曹思定)

Address: Room 292, No. 1159 Hongqiao Road, Changning District, Shanghai

Phone number:

Postal code: 200051

Fax:

Article 9	Severability of provisions
9.01	Matters not covered in this contract may be supplemented by additional terms agreed upon by both Party A and Party B, through mutual consultation. This contract and appendices of this contract are an integral part of the contract. The handwritten text in the blanks of this contract and its appendices have the same legal effect as the printed text.

9.02	If any clause or part of this contract is invalid or unenforceable, the remaining clauses or all other parts of this contract shall remain unchanged and in effect without violating regulations, and both Party A and Party B shall continue to perform.

9.03	Both Party A and Party B clearly understand their respective rights, obligations, and responsibilities when signing this contract and are willing to strictly adhere to the contract's provisions. If one party breaches this contract, the other party is entitled to claim compensation as stipulated in this contract.

Article 10	Entire agreement
This contract constitutes the entire agreement between Party A and Party B regarding the matters involved in this contract, and supersedes all prior oral and written agreements concerning the matters contained in this contract. Both parties have given full attention to all terms of this contract, including but not limited to the clauses that limit or exempt the liability of Party A and/or Party B individually or jointly. Both Party A and Party B agree to confirm all the provisions of this contract by signing it.

Article 11	Text
This contract is written, signed, or stamped in Chinese and the Chinese version shall prevail. The English translation (if any) is for reference only.

Article 12	Confirmation by Party B
Party B hereby confirms that at the time of signing this contract, none of Party A's employees have sought any benefits, money, or other advantages from Party B for the purpose of concluding this contract, nor has Party B paid any benefits, money, or other advantages to any of Party A's employees.

Article 13	Confidentiality
Both Party A and Party B must keep the contents of this contract confidential. Without the consent of the other party, neither party is allowed to disclose any terms of this contract to any third party. Notwithstanding the foregoing provisions, a party may (i) disclose the terms of this contract as required by a court or competent government authority within the scope of such requirement, provided that the other party is promptly notified before such disclosure; or (ii) disclose the terms of this contract to its affiliates, advisors, or employees, provided that the affiliates assume the party's confidentiality obligations under this clause. If the aforementioned affiliates breach these confidentiality obligations, the party shall be deemed to have breached the confidentiality obligations under this clause.

Article 14	Lease filing
After both parties sign this contract, Party A suggests that Party B handle the lease registration procedures. Both parties should assist and cooperate with each other in handling these registration filing procedures. Upon completion of the aforementioned procedures, relevant registration filing certificates or documents should be collected from the relevant real estate management department. The registration filing fees incurred shall be borne by Party B. If Party B chooses not to handle the lease registration procedures or fails to assist and cooperate with Party A in handling the matter, any resulting liabilities (including fines imposed on Party A by relevant government departments) shall be borne by Party B.

This contract, together with its annexes, is made in four copies. Each of Party A and Party B holds two copies, all of which have the same effect.

Party A: Ting Jie (Shanghai) Property Co., Ltd. (頂杰（上海）置業有限公司)	Party B: 創八坊企業管理（上海）有限公司(Chuangbafang Enterprise Management (Shanghai) Limited)

Signature or Seal	Signature or Seal

Authorized Representative:	Authorized Representative:

Date of Signature:	Date of Signature:

Appendix I

Floor Plan

Unit 01B-03, 15/F

This diagram is not to scale and is for identification and reference purposes only.

Appendix II

Building structure, renovation and equipment standards

Construction		Standard provided by Party A
1.	External wall	Paint the latex wall white
2.	Internal wall	Providing white latex paint for interior walls, white latex paint for public corridors, and stone materials for the floors and walls of elevator lobbies.
3.	Floor	Carpets are laid in public walkways and user office areas, with network flooring and cable trays for strong and weak electrical wiring.
4.	Ceiling	Ceiling and fluorescent lights. (inclusive of air-conditioning supply/return vents and light fixtures)
5.	Lavatory/Pantry/Laundry Room	The public areas are finely decorated with stone/marble/tiles/fixed furniture and are shared with other tenants.
6.	Office Area Entrance and Exit	Glass Doors and Revolving Doors
7.	Main Entrance	Standard Entrance Door (For Subdivided Unit Customers Only)
8.	Emergency fire exit	According to the developer's original architectural design
9.	Floor Load	User Office Area 300kg/m2
10.	Window	Reflective glass curtain wall with aluminum frame Standard sunshade
11.	Sign	Only provide directional signs for the main unit number, lobby, public corridors, and staircases.

Electrical and mechanical facilities	Standard provided by Party A
1. Air-conditioning	Cooling and heating systems are provided in the office area, with all fan coil units, fresh air ducts, and thermostats installed in the ceiling space. Design the room temperature to be around 24±2°C in summer and around 20±2°C in winter, with a relative humidity of approximately 50%.
2. Electricity emergency power supply

Provide standard fluorescent energy-saving tubes, ensuring an average illuminance of no less than 500 Lux for the entire floor. Party A will provide Party B with approximately 45VA-80VA/m2 of electricity.

Party A only provides emergency electricity necessary for fire escape.

3. Communication

Fiber optic cables and Category 5 copper cables are laid to the electrical switch room on each floor, with ceiling cable trays (in public corridors) provided from the switch room for customers to install their own cables.

The building offers fiber optic access services from two major telecom providers, China Unicom and China Telecom.

4. Broadcasting system	Provide background broadcasting and emergency broadcasting systems for public corridors, parking lots, and elevator lobbies.
5. Security system	The building provides an access control system, a duty patrol system, and a 24-hour surveillance CCTV system (or infrared security system) at main entrances and exits, parking lots, loading areas, and other public areas.
6. Fire control	Provide fire hydrants, sprinkler heads, smoke detectors, and fire alarms according to Party A's design drawings.
7. Plumbing and drainage system	Public washrooms and pantries are equipped with hot/cold water supply and drainage pipes.
8. Vertical transportation	The office building is divided into two zones, high zone and low zone, and is equipped with 8 imported high-speed elevators (high zone: 4 meters/second; low zone: 2.5 meters/second). Each of the 2 cargo lifts has a load capacity of approximately 1,800kg

Note: Delivery standards are based on the current decoration. The above are the standard facilities provided by Party A. Upon the expiration or early termination of the contract, Party B is required to restore the property to these standards. If Party B requires changes, additions, connections, etc. in the existing decoration, it shall obtain the written consent from Party A and the management company in advance and obtain the approval of relevant government departments, and the relevant expenses shall be borne by Party B.

Appendix III

List of Charges for Renovation Entry

Party B:		Unit No.:	Usable Area: M2
Charges	Standards	Billing Time	Cost ($)	Note
1 Renovation waste removal fee	RMB 20 per bag (each bag must not exceed 50kg)	Before entering the site
2 Drawing review fee	RMB 15 per M2	Before entering the site
3 Sprinkler water intake/discharge fee	RMB 1,000 per floor per time	Before entering the site
4 Air-conditioning water intake/discharge fee	RMB 500 per floor per time	Before entering the site
5 Temporary Electricity Usage	RMB 200 daily	Before entering the site
6 Renovation deposit	RMB 20 per M2 (minimum RMB 10,000.00)	Before entering the site
7 Minimum renovation insurance amount	RMB 3,000,000 (see contract terms for specific requirements)	Submit the insurance policy before entering the site
8 Renovation worker entry permit fee	RMB 10 per person per card	Before entering the site		Management Office
9 Renovation worker entry permit deposit	RMB 50 per person per card	Before entering the site		Management Office
Amount		合計

Remark	a)	Party B shall apply for approvals from the quality inspection station, fire department, health bureau, and environmental sanitation department on its own and shall obtain approvals from the aforementioned departments. The costs involved shall be borne by Party B. The fees required by government departments and the charges for cooperation from Party A's contracted units as requested by Party B are not included in the aforementioned amount. Party B must independently obtain the relevant information from all parties.

	b)	After signing this contract, if Party B intends to renovate the property, Party B shall remit the fees listed in items 1 to 6 above to the designated bank account of Party A no later than seven (7) days before the construction date. Party B may only commence work on site after obtaining the relevant receipt and Party A's consent. The renovation deposit will be refunded without interest within sixty (60) days after the completion of the renovation, subject to Party A's review and government department acceptance. If Party B causes any loss or damage to Party A or any third party during the renovation process, Party A has the right to deduct the relevant costs from the renovation deposit paid by Party B. If the renovation deposit is insufficient to cover the costs, Party B shall immediately make up the shortfall upon receiving written notice from Party A. Party A also has the right to deduct from the security deposit and request Party B to make up the difference.

	c	The fees mentioned in items 8 to 9 above shall be paid by Party B when handling the relevant procedures at the management office. Upon completion of the renovation, Party B shall return the renovation worker access passes to Party A. Party A shall refund the corresponding portion of the deposit for the renovation worker access pass (the production cost is non-refundable) upon receiving the returned renovation worker access pass from Party B.

	d)	The above fee standards are for reference only and are subject to the provisions of the Decoration Guidelines and Tenant Handbook as updated and revised by Party A or the property management office from time to time.

Appendix IV

Business License of Party B